Exhibit 99.1

BED BATH & BEYOND INC. APPOINTS JOHN HARTMANN AS CHIEF OPERATING OFFICER

UNION, N.J., April 21, 2020 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) has appointed John Hartmann as Chief Operating Officer of Bed Bath & Beyond and President, buybuy BABY (BABY), effective May 18, 2020. Mr. Hartmann will report directly to Mark Tritton, President & CEO, and be a key member of a streamlined senior leadership team.

Hartmann will lead key areas of the Company’s transformation including IT, supply chain and real estate, working across the Company’s five strategic growth pillars to accelerate decision-making and enhance connectivity across functions. He will also be responsible for re-engineering the Company’s supply chain and technology infrastructure to enhance fulfilment, drive cost improvements, improve customer experience and support the introduction of omnichannel improvements such as Buy-Online-Pick-Up-In-Store (BOPIS) across its fleet of stores. As President of BABY, John will be responsible for further developing the growth strategy for this leading infant and small children retail brand.

Mark Tritton, President & CEO, said: “We continue to drive our growth plans and invest in strategic talent, while managing through the COVID-19 situation, backed by significant financial flexibility.”

“John is a world -class leader with a passion for building high-performing teams and deep expertise delivering transformation in the retail sector. He will accelerate the execution of our vision to make it easy to feel at home with Bed Bath & Beyond, helping rebuild a modern, durable business and a deeper connection with our loyal customers across our portfolio of brands.”

Hartmann joins Bed Bath & Beyond from True Value Company, one of the world’s largest hardware wholesalers, where he was President and Chief Executive Officer. Hartmann led True Value through a significant business transformation that modernized and strengthened its wholesale supply chain, accelerated technology investments to align with the changing retail landscape and drove growth and profitability across its 4,500 retail locations.

Prior to this, Mr. Hartmann was Chief Executive Officer of leading home improvement company Mitre 10, Chief Operating Officer at HD Supply, and has held senior positions at The Home Depot, Cardinal Health and the Federal Bureau of Investigation.

“I am passionate about retail and thrilled to join the Company to help transform this iconic brand. Together with the leadership team, I am confident we will continue to increase the pace of change to rebuild this business and support Bed Bath & Beyond’s omni-channel future,” said Mr. Hartmann.

Recruiting strategic talent remains a top priority for the Company, and it plans to announce additional appointments in the coming weeks.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for its customers to feel at home. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives and the status of its search to fill strategic leadership roles. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the novel coronavirus (COVID-19) and the governmental responses to it, including its impacts across the Company's businesses on demand and operations, as well as on the operations of the Company's suppliers and other business partners, and the effectiveness of the Company's actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company's plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 or dominic.pendry@bedbath.com